UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                    )
Filed by the Registrant   ☑
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Collegiate Pacific Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how is was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

COLLEGIATE PACIFIC
PROFESSIONAL SPORTS EQUIPMENT SINCE 1969
November 16, 2006
Dear Stockholders:
     You are invited to attend the fiscal 2007 annual meeting of stockholders of Collegiate Pacific Inc., which will be held at the company’s corporate offices located at 1901 Diplomat Drive, Dallas, Texas 75234, on Friday, December 15, 2006, at 9:00 a.m., Central Standard Time.
     At this year’s annual meeting, you will be asked to elect 5 directors, to ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for Collegiate Pacific for fiscal 2007 and to approve the Collegiate Pacific Inc. 2007 Stock Option Plan. The Board of Directors unanimously recommends a vote FOR each of these proposals.
     It is important that your shares be represented and voted at the annual meeting regardless of the size of your holdings. Whether or not you plan to attend the annual meeting, please either complete, sign, date and return the accompanying proxy card in the enclosed envelope, vote your shares electronically on the Internet or on the telephone by following the instructions on the accompanying proxy card, in order to make certain that your shares will be represented at the annual meeting.
     I look forward to greeting those of you who will be able to attend the annual meeting.
Sincerely,
/s/ Michael J. Blumenfeld
Michael J. Blumenfeld
Chairman of the Board

COLLEGIATE PACIFIC
PROFESSIONAL SPORTS EQUIPMENT SINCE 1969

Notice of Annual Meeting of Stockholders
To be held December 15, 2006

To our Stockholders:
     The fiscal 2007 annual meeting of stockholders of Collegiate Pacific Inc., a Delaware corporation (the “Company” or “Collegiate Pacific”), will be held at the Company’s corporate offices located at 1901 Diplomat Drive, Dallas, Texas 75234, on Friday, December 15, 2006, at 9:00 a.m., Central Standard Time, for the following purposes:
1.	To elect 5 directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for the 2007 fiscal year ending June 30, 2007;

3.	To approve the Collegiate Pacific Inc. 2007 Stock Option Plan; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
     Only stockholders of record of Collegiate Pacific’s common stock (AMEX: BOO) at the close of business on Friday, November 10, 2006, are entitled to notice of the meeting and to vote at the meeting or any and all postponements or adjournments thereof. A copy of the Company’s Annual Report to Stockholders for fiscal 2006, which ended June 30, 2006, is being mailed to you with this Notice and Proxy Statement.
     Only stockholders of record and persons holding proxies from stockholders may attend the annual meeting. If your shares are registered in your name, you should bring a form of identification to the meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares. Cameras, recording devices, and other electronic devices will not be permitted at the annual meeting.
By Order of the Board of Directors,
/s/ William R. Estill
William R. Estill
Chief Financial Officer & Secretary
Dallas, Texas
November 16, 2006
IMPORTANT
     Your vote is important. Whether or not you expect to attend the meeting in person, we encourage you to sign, date and return the enclosed proxy card at your earliest convenience in the postage-paid envelope provided.

COLLEGIATE PACIFIC INC.
1901 Diplomat Drive
Dallas, Texas 75234

PROXY STATEMENT
for
ANNUAL MEETING
to be held on
December 15, 2006

     This Proxy Statement (first mailed on or about November 16, 2006) is being furnished to holders of common stock in connection with the solicitation of proxies by the Board of Directors of Collegiate Pacific Inc. (the “Company” or “Collegiate Pacific”) for use at the fiscal 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held for the purposes described in this Proxy Statement. Each copy of this Proxy Statement mailed to holders of common stock is accompanied by a form of proxy for use at the Annual Meeting.
     At the Annual Meeting, Collegiate Pacific stockholders will be asked:
1.	To elect 5 members of the Collegiate Pacific Board, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for the 2007 fiscal year ending June 30, 2007;

3.	To approve the Collegiate Pacific Inc. 2007 Stock Option Plan; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
Date, Time and Place of Meeting
     The Annual Meeting will be held on Friday, December 15, 2006, at 9:00 a.m., local time, at the Company’s main office, 1901 Diplomat Drive, Dallas, Texas 75234.
Record Date; Shares Outstanding and Entitled to Vote
     Only holders of record of common stock at the close of business on November 10, 2006 (the “Record Date”) are entitled to notice of, and will be entitled to vote at, the Annual Meeting. Each share of common stock entitles the holder to cast one vote per share on each matter. At the close of business on the Record Date, there were 10,229,165 shares of common stock outstanding and entitled to vote.
Voting and Revocation of Proxies
     The proxy conferred by the proxy card accompanying this Proxy Statement is solicited on behalf of the Board of Directors of Collegiate Pacific for use at the Annual Meeting. Stockholders of record may vote their shares by submitting a proxy by mail. Simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided. You can also vote your shares electronically through the Internet or on the telephone by following the instructions on the accompanying proxy card, or by appearing at the Annual Meeting and voting your shares in person at the Annual Meeting.
     All proxies properly submitted, and that are not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no instructions are provided, such proxies will be voted FOR each of the proposals described in this Proxy Statement.
     A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (1) delivering to Continental Stock Transfer and Trust Company a written notice, bearing a date later than the proxy, stating that the proxy is revoked, (2) submitting a later-dated proxy relating to the same shares by mail prior to the vote at the Annual Meeting, or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). You should send any written notice or new proxy card to Collegiate Pacific Inc. c/o Continental Stock Transfer and Trust Company at the following address: 17 Battery Place, 8th Floor, New York, New York 10004. You may request a new proxy card by calling our transfer agent, Continental Stock Transfer and Trust Company at 1-800-509-5586 (toll-free).
     If you hold your shares through a bank or broker, follow the voting instructions on the form you receive from your bank or broker.
     Your vote is important. We encourage you to submit your proxy by either signing and returning the accompanying proxy card, voting on the Internet or on the telephone, whether or not you plan to attend the Annual Meeting.
     The Board of Directors of Collegiate Pacific does not presently intend to bring any business before the Annual Meeting other than the proposals discussed in this Proxy Statement and specified in the Notice of the Annual Meeting. So far as is known to the Collegiate Pacific Board, no other matters are to be brought before the Annual Meeting. If any other business properly comes before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted on such matters in accordance with the judgment of the persons voting such proxies.
Quorum; Broker Non-Votes; Vote Required
     The presence of a quorum, a majority of the outstanding shares of Collegiate Pacific’s common stock entitled to vote, is required for the transaction of business at the Annual Meeting. Both abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. A broker non-vote occurs when a person holds shares through a broker, bank or other nominee and (a) such person does not provide voting instructions to the broker, bank or other nominee and (b) applicable stock exchange rules require such broker, bank or other nominee to have received voting instructions from the beneficial owner to vote on such proposal. Shares represented by broker non-votes on a matter submitted to stockholders are not considered present and entitled to vote on that matter. Directors will be elected by plurality vote (i.e., the nominees receiving the greatest number of votes will be elected). Consequently, neither broker non-votes nor abstentions will have any effect on the election. Each of the other matters scheduled to come before the meeting will require the affirmative vote of a majority of the shares present and entitled to vote. Consequently, broker non-votes will have no effect, but abstentions will have the effect of a vote against such matters.
     If a quorum is not obtained, it is expected that the Annual Meeting will be postponed or adjourned in order to permit additional time for soliciting and obtaining additional proxies or votes, and at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that theretofore have been effectively revoked or withdrawn.

Solicitation of Proxies and Expenses
     Collegiate Pacific will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Collegiate Pacific may solicit proxies from stockholders by telephone, letter, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, Collegiate Pacific will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. In such cases, Collegiate Pacific, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

ITEM 1
Election of Directors and Management Information
     At the upcoming Annual Meeting, a board of 5 directors will be elected to hold office until the next Annual Meeting of stockholders or until their successors are elected and qualified. The Board of Collegiate Pacific has nominated Michael J. Blumenfeld, Adam Blumenfeld, Jeff Davidowitz, William H. Watkins, Jr., and Robert W. Hampton. All of the Board’s nominees are incumbent directors of the Company.
     The Board has no reason to believe that any nominee would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board either will select a substitute nominee or will reduce the size of the Board. If you have submitted a proxy to vote for the directors nominated by the Board and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee.
Information Concerning Nominees
     Set forth below is biographical and other information about the persons who will make up the Board following the annual meeting, assuming election of the nominees:

Michael J. Blumenfeld Age: 60 Director since February 1998 No Board Committees	Mr. Blumenfeld is the Chairman of the Board and the Company’s Director of Corporate Planning and has served in that capacity since November 13, 2006. From February 1998 until November 13, 2006, Mr. Blumenfeld served as the Company’s Chief Executive Officer Mr. Blumenfeld is Adam Blumenfeld’s father.

Adam Blumenfeld Age: 36 Director since January 2000 No Board Committees	Mr. Blumenfeld is the Company’s Chief Executive Officer. Mr. Blumenfeld served as President of the company from January 2000 until being appointed Chief Executive Officer on November 13, 2006. Mr. Blumenfeld is Michael Blumenfeld’s son.

Jeff Davidowitz Age: 50 Director since June 1998 Board Committees: Audit, Nominating and Compensation	Mr. Davidowitz is the President of Penn Footwear, a private investment company, and has served in that capacity since 1991. Mr. Davidowitz is independent, as defined in Section 121(A) of the listing standards of the American Stock Exchange.

William H. Watkins, Jr. Age: 65 Director since February 1998 Board Committees: Audit, Nominating and Compensation	Mr. Watkins is a partner in the public accounting firm of Watkins Uiberall, PLLC, CPAs and has served in that capacity since 1971. Since 1994, Mr. Watkins has also served as a member of the Tennessee Board of Regents and as the Chairman of the Board of Regent’s Audit Committee. Form July 2001 to June 2005, he served as Chairman of the Board of Regent’s Finance and Administration Committee and Chairman of Finance and

Administration from July 2001 to June 2005. From July 2003 to June 2005, he has also served as the Chairman of the Board of BKR International’s Americas region. The Company’s Board has previously determined that Mr. Watkins is an “audit committee financial expert,” as such term is defined in Item 401(h)(ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is independent, as defined in Section 121(A) of the listing standards of the American Stock Exchange.

Robert W. Hampton Age: 59 Director since March 2001 Board Committees: Audit, Nominating and Compensation	Mr. Hampton is Chief Executive Officer of Jones MediaAmerica, Inc., President of Jones Radio Networks, Inc., and Group Vice-President of Jones International, Ltd. Since 1985, Mr. Hampton has held various executive positions at Jones International, Ltd., a holding company whose subsidiaries have conducted business in several areas including cable television, radio, advertising sales representation, education and software development. Prior to joining Jones International, Ltd., Mr. Hampton held various management positions at Xerox Corporation. Mr. Hampton is independent, as defined in Section 121(A) of the listing standards of the American Stock Exchange.

Information Concerning Executive Officers
Background information about the Company’s executive officers who are not directors is set forth below:

Arthur J. Coerver Age: 63	Mr. Coerver is the Company’s Chief Operating Officer and has served in that capacity since joining the Company in February 1998.

Harvey Rothenberg Age: 64	Mr. Rothenberg has served as the Company’s Vice President of Marketing and served in that capacity since February 1998.

William R. Estill Age 57	Mr. Estill has served as the Company’s Chief Financial Officer, Treasurer and Secretary since July 1999.

Tevis Martin Age 50	Mr. Martin is the Company’s Executive Vice President, U.S. Operations and has served in that capacity since July 1, 2005. From December 2004 to June 2005, Mr. Martin served as the Company’s Director, U.S. Operations. From 2000 to 2004, Mr. Martin served as a Senior Vice President of Telogy, Inc.

Kurt Hagen Age 37	Mr. Hagen is the Company’s Executive Vice President of Sales and Marketing and has served in that capacity since January 2006. From October 2004 to December 2005, Mr. Hagen served as the President and Founder of Grill Pod, L.P. and from 1992 to 2004 as Vice President

Sales/Private Label of Fossil, Inc.

Chadd H. Edlein Age: 34	Mr. Edlein has served as the Company’s Vice President Corporate Development since July 1997.

Terrence M. Babilla Age: 44	Mr. Babilla is the Company’s President and has served in that capacity since November 13, 2006. Since July 1999 until being appointed President of the Company, Mr. Babilla served as Chief Operating Officer, General Counsel and Secretary of Sport Supply Group, Inc. and, in addition, served as President of Sport Supply Group, Inc. since July 2005. Sport Supply Group, Inc. became a wholly-owned subsidiary of the Company on November 13, 2006.
Board Committees
     The Board maintains three standing committees: Audit, Nominating and Compensation.
     Audit Committee. The Audit Committee of the Board of Directors currently consists of, and for the full fiscal year 2006 consisted of, Messrs. Davidowitz, Hampton and Watkins, each of whom satisfies the independence requirements under the current standards imposed by the rules of the SEC and the listing standards of the American Stock Exchange. The Board had previously determined that Mr. Watkins is an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K promulgated under the Exchange Act and is independent, as defined in Section 121(A) of the listing standards of the American Stock Exchange.
     The Audit Committee functions pursuant to a written charter adopted by the Board of Directors, pursuant to which it has been granted the responsibilities and authority necessary to comply with Rule 10A-3 of the Exchange Act. You can find a copy of the Audit Committee’s charter on the Company’s website, http://www.colpac.com. The Audit Committee is appointed by the Board to assist the Board with a variety of matters described in the charter, which include monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s independent auditors, and (4) the compliance by the Company with legal and regulatory requirements. The Audit Committee works closely with management as well as Collegiate Pacific’s independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Collegiate Pacific for, outside legal, accounting or other advisors as the Audit Committee deems necessary to assist it in the performance of its functions. Mr. Watkins is the Chairman of the Audit Committee. The formal report of the Audit Committee with respect to fiscal 2006 is set forth under the heading “Audit Committee Report” below.
     Nominating Committee. The Nominating Committee of the Board of Directors currently consists of, and for the full fiscal year 2006 consisted of, Messrs. Davidowitz, Hampton and Watkins, each of whom satisfies the independence requirements under the current standards imposed by the rules of the SEC and the listing standards of the American Stock Exchange. The primary responsibilities of the Nominating Committee are to (a) determine the slate of director nominees for election to the Company’s Board of Directors and (b) identify and recommend candidates to fill vacancies occurring between annual stockholder meetings. The Nominating Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Collegiate Pacific for, outside legal, accounting or other advisors as the Nominating Committee deems necessary to assist it in the performance of its functions. Mr. Davidowitz is the Chairman of the Nominating Committee. The specific responsibilities and functions of the Nominating Committee are delineated in the Nominating Committee Charter. You can find a copy of the Nominating Committee’s charter on the Company’s website, http://www.colpac.com.
     The Nominating Committee does not have specific requirements for eligibility to serve as a director of the Company. However, in evaluating candidates, regardless of how recommended, the Nominating Committee considers whether the professional and personal ethics and values of the candidate are consistent with those of the Company, whether the candidate’s experiences and expertise would be beneficial to the Board in rendering his or her service to the Company, whether the candidate is willing and able to devote the necessary time and energy to the work of the Board and whether the candidate is prepared and qualified to represent the best interests of the Company’s stockholders.
     The Nominating Committee does not have a formal policy regarding the consideration of director nominees recommended by stockholders, as historically the Company has not received such recommendations. However, the Nominating Committee would consider such recommendations if made in the future. Stockholders who wish to make such a recommendation should send the recommendation to Collegiate Pacific Inc., 1901 Diplomat Drive, Dallas, Texas 75234, Attention: Corporate Secretary. The envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and history and must be accompanied by evidence of the sender’s stock ownership. Any director recommendations will be reviewed by the Corporate Secretary and, if deemed appropriate, forwarded to the Chairman of the Nominating Committee for further review. If the Nominating Committee believes the candidate fits the profile of a director described above, the recommendation will be shared with the entire Board.
     Compensation Committee. The Compensation Committee of the Board of Directors currently consists of, and for the full fiscal year 2006 consisted of, Messrs. Davidowitz, Hampton and Watkins, each of whom satisfies the independence requirements under the current standards imposed by the rules of the SEC and the listing standards of the American Stock Exchange. Mr. Hampton is the Chairman of the Compensation Committee.
     The Compensation Committee is responsible for determining compensation arrangements for all officers, administering our compensation plans, and making recommendations to the Board concerning compensation for our directors. The specific responsibilities and functions of the Compensation Committee are set forth in the Compensation Committee Charter, a copy of which is posted on the Company’s website, http://www.colpac.com. The Compensation Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Collegiate Pacific for, outside legal, accounting or other advisors as the Compensation Committee deems necessary to assist it in the performance of its functions. The formal report of the Compensation Committee with respect to fiscal 2006 is set forth under the heading “Compensation Committee Report” below.
Meetings and Attendance
     During fiscal 2006, the full Board held nine meetings, the Audit Committee and the Compensation Committee each met five times and the Nominating Committee met one time. All directors attended at least 75% of the meetings of the full Board and the meetings of the committees on which they served. Directors are not required to attend annual meetings of the Company’s stockholders. Two members of the Board of Directors attended the Company’s fiscal 2006 annual meeting of stockholders.

Communications with the Board
     Stockholders who wish to communicate with the Board of Directors or a particular director may send such communication to Collegiate Pacific Inc., 1901 Diplomat Drive, Dallas, Texas 75234, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” Any such letter must identify the author as a stockholder and must clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will then review such correspondence and forward it to the Board, or to the specified director, if appropriate.
Director Compensation
     During fiscal 2006, each director of Collegiate Pacific who is not an employee of Collegiate Pacific or any of its subsidiaries received an annual retainer of $15 thousand and $500 for each meeting of the full Board of Directors and any meetings of the committees on which a director served. In addition, the Chairman of the Audit Committee received an annual retainer of $4 thousand and the Chairman of the Compensation and Nominating Committee each received an annual retainer of $2 thousand. Collegiate Pacific reimburses directors for their reasonable travel and related expenses associated with attending Board and Board committee meetings.
Code of Ethics
     The Board of Directors adopted a Code of Ethics on September 22, 2003, that applies to all of the Company’s officers, directors and employees. You can find a copy of the Company’s Code of Ethics on the Company’s website, http://www.colpac.com.

Audit Committee Report
     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Collegiate Pacific filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Collegiate Pacific specifically incorporates this Report by reference therein, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.
     The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to Collegiate Pacific’s financial reporting process and the integrity of Collegiate Pacific’s financial statements, Collegiate Pacific’s compliance with legal and regulatory requirements, the outside auditors’ performance qualifications and independence, and the performance of Collegiate Pacific’s internal audit function on outside auditors. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the Audit Committee, from Collegiate Pacific for such advice and assistance.
     Collegiate Pacific’s management has primary responsibility for preparing Collegiate Pacific’s consolidated financial statements and Collegiate Pacific’s financial reporting process. Collegiate Pacific’s independent registered public accounting firm, Grant Thornton LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements to accounting principles generally accepted in the United States.
     In fulfilling its oversight responsibilities, the Audit Committee hereby reports as follows:
     1. The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended June 30, 2006, with the Company’s management and its independent registered public accounting firm, Grant Thornton LLP;
     2. The Audit Committee has discussed with its independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380) and SAS 99 (Consideration of Fraud in a Financial Statement Audit) rules;
     3. The Audit Committee has received the written disclosures and the letter from its independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee) and has discussed with its independent registered public accounting firm the independent registered public accounting firm’s independence; and
     4. In reliance on the review and discussion referred to in sections (1) through (3) above and such other review as they deemed appropriate, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements of the Company for the fiscal year ended June 30, 2006, be included in Collegiate Pacific’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, for filing with the Securities and Exchange Commission.
Members of the Audit Committee:
Jeff Davidowitz
Robert W. Hampton
William H. Watkins, Jr., Chairman
November 16, 2006

ITEM 2
     Ratification of Appointment of Independent Registered Public Accounting Firm
     Subject to stockholder ratification, the Audit Committee of the Board has appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2007, and until their successors are elected.
     A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.
     The Board considers Grant Thornton LLP to be well qualified and recommends that the stockholders vote FOR ratification of its appointment as the independent registered public accounting firm for the Company for fiscal 2007.
     In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board of Directors.
Audit Fees
     Audit fees billed by Grant Thornton LLP for the audit of the Company’s annual financial statements included in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2006 and Form 10-KSB for the fiscal year ended June 30, 2005, and Grant Thornton LLP’s review of the Company’s interim financial statements included in the Company’s Quarterly Reports on Form 10-Q during the fiscal year ended June 30, 2006 and Form 10-QSB during the fiscal year ended June 30, 2005, totaled approximately $419 thousand and $115 thousand, respectively.
Audit Related Fees
     The aggregate fees billed by Grant Thornton LLP for assurance and related services that were reasonably related to the performance of the audit or review of Collegiate Pacific’s financial statements and that were not included under the heading “Audit Fees” above totaled approximately $50 thousand for fiscal 2006 and $146 thousand for fiscal 2005.
Tax Fees
     The aggregate fees billed by Grant Thornton LLP for professional services rendered for tax compliance, tax advice, and tax planning were approximately $111 thousand for fiscal 2006 and $83 thousand for fiscal 2005 and consisted primarily of preparing the Company’s federal and state income tax returns for such periods.
All Other Fees
     Grant Thornton LLP did not bill for any products or services other than the services reported under the headings “Audit Fees,” “Audit Related Fees” and “Tax Fees” above for fiscal 2006 and fiscal 2005.
Audit Committee Pre-Approval Policies
     During fiscal 2004, the Audit Committee adopted a policy governing the pre-approval of all audit and permitted non-audit services performed by the Company’s independent auditors in order to ensure the provision of such services does not impair the auditors’ independence from the Company and its management. Unless a type of service to be provided by the Company’s independent auditors has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services in excess of pre-approved fee levels will require specific pre-approval by the Audit Committee. In all pre-approval instances, the Audit Committee will consider whether such services are consistent with SEC rules on auditor independence.
     In its pre-approval policy, the Audit Committee has designated specific services that have the pre-approval of the Audit Committee (each of which is subject to pre-approved fee levels) and has classified these pre-approved services into one of four categories: Audit, Audit-Related, Tax and All Other. The term of any pre-approval is 12-months from the date of such pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will review the list of pre-approved services from time to time, based on subsequent determinations. Pre-approved fee levels for all services to be provided by the independent auditors will be established periodically from time to time by the Audit Committee. Any proposed services in excess of pre-approved cost levels will require specific pre-approval by the Audit Committee.
     Pursuant to its pre-approval policy, the Audit Committee may delegate its authority to grant pre-approvals to one or more of its members, and has currently delegated this authority to its Chairman. The decisions of the Chairman (or any other member(s) to whom such authority may be delegated) to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services to management.

Executive Compensation
General
     This section sets forth certain information pertaining to compensation of the Chief Executive Officer and the Company’s four most highly compensated executive officers during the fiscal year ended June 30, 2006, other than the Chief Executive Officer, and one other highly compensated executive officer that would have been included as one of the other four most highly compensated executive officers had that person been serving as an executive officer for the entire fiscal year (the “Named Executive Officers”).
     The following table presents information concerning total compensation earned by the Named Executive Officers for services rendered to Collegiate Pacific during each of the last three fiscal years. The information presented below represents all compensation earned by the Named Executive Officers for all services performed for Collegiate Pacific.
Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation
	Fiscal				Stock Options
Name and Principal Positions	Year	Salary ($)		Bonus($)	(#)
Michael J. Blumenfeld	2006	375,000		—	—
Chairman of the Board and	2005	205,425		—	—
Chief Executive Officer	2004	172,000		5,590	—

Adam Blumenfeld	2006	375,000		—	—
President	2005	205,113		—	—
	2004	162,000		5,625	20,000

William Estill	2006	245,000		—	—
Chief Financial Officer and	2005	186,083		—	—
Secretary	2004	160,000		5,125	10,000

Tevis Martin	2006	175,000		20,000	—
Executive Vice President, U.S.	2005	87,500	*	—	125,000
Operations	2004	—		—	—

Arthur J. Coerver	2006	152,000		—	—
Chief Operating Officer	2005	140,760		7,500	—
	2004	136,000		4,420	8,000

Kurt Hagen	2006	80,000	**	—	—
Executive Vice President, Sales	2005	—		—	—
and Marketing	2004	—		—	—

*	-	Mr. Martin became the Executive Vice President, U.S. Operations on July 1, 2005. From December 2004 to June 2005, Mr. Martin served as the Company’s Director, U.S. Operations.

**	-	Mr. Hagen became the Executive Vice President, Sales and Marketing on January 1, 2006 and his annual base salary is currently $200,000.

Stock Options
     No stock option awards were granted to any Named Executive Officer during fiscal 2006.
     No stock options were exercised by any Named Executive Officers during fiscal 2006. The table below presents information concerning the fiscal year-end value of all unexercised options held by the Named Executive Officers.
Aggregated Option Exercises in Fiscal 2006 and Fiscal Year-End Option Values

	Number of Shares		Value of Unexercised
	Underlying Unexercised		In-the Money Options
	Options at Fiscal Year-End (#)		At Fiscal Year-End($)(a)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael J. Blumenfeld	130,000	0	$737,500	$0

Adam Blumenfeld	115,000	0	552,800	0

William Estill	50,000	0	198,800	0

Tevis Martin	125,000	0	0	0

Arthur J. Coerver	43,000	0	156,395	0

Kurt Hagen	0	0	0	0

a	-	Represents the difference between $10.75, the closing price of the common stock on June 30, 2006, and the exercise price of the options.
Equity Compensation Plan Information
Equity Compensation Plan Information

Number of Securities
	Number of Securities		Remaining Available for
	to be Issued Upon	Weighted-Average	Future Issuance Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	1,144,600	$8.56	5,300
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	1,144,600	$8.56	5,300

Change in Control Agreements
     As part of its ongoing review of the Company’s compensation programs and in recognition of the importance to the Company and its stockholders of avoiding the distraction and loss of key executive officers that may occur in connection with rumored or actual fundamental corporate changes, on June 16, 2006, the Compensation Committee of the Board of Directors of Collegiate Pacific authorized the Company to enter into a change in control agreement with each Named Executive Officer of the Company.
     The Change in Control Agreement provides that so long as (a) the Company is not in default of any of its payment obligations under any of its senior debt or subordinated convertible notes at the time of the change in control and (b) the Named Executive Officer has not been terminated by the Company for cause (e.g., conviction of a felony, acts of dishonesty or breach of confidentiality) or resigned from the Company without good reason (e.g., reduction in salary or responsibilities, or mandatory relocation) prior to the six month anniversary of the change of control, each Named Executive Officer, except Messrs. Martin and Hagen, will receive a lump sum payment on the six month anniversary of the change in control in an amount equal to 2.99 times the sum of the Named Executive Officers’ then current annual base salary plus the cash bonus, if any, paid to the Named Executive Officer for the most recently completed fiscal year. The change in control payment to each of Messrs. Martin and Hagen will be subject to the same terms and conditions as the other Named Executive Officers, except the amount of their lump sum payments on the six month anniversary of the change in control will be in an amount equal to their respective then current annual base salary plus the cash bonus, if any, paid to each of them for the most recently completed fiscal year.
     If, however, after the occurrence of a change in control and prior to the six month anniversary thereof, the Named Executive Officer is terminated by the Company without cause or the Named Executive Officer resigns for good reason, the change in control payment shall be due and payable by the Company to the Named Executive Officer on the effective date of termination.

Compensation Committee Report
     The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Collegiate Pacific filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Collegiate Pacific specifically incorporates this Report by reference therein, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.
Executive Compensation Policy
     Philosophy. The Compensation Committee bases its executive compensation policy on the same principles that guide the Company in establishing all its compensation programs. The Company designs programs to attract, retain and motivate highly-talented individuals at all levels of the organization. In particular:
•	The Company bases compensation on the level of job responsibility, individual performance and Company performance;

•	The Company reflects in its compensation the value of the job in the marketplace. To attract and retain a highly-skilled work force, the Company must remain competitive with the pay of other premier employers who compete with the Company for talent; and

•	The Company develops and administers its compensation programs to foster the long-term focus required for success in the Company’s industry.
     The Company’s compensation program has historically consisted of both annual and long-term components in the form of stock options. The Company’s compensation program for fiscal 2006 consisted solely of annual compensation.
     Methodology. The Company considers various factors to determine an individual’s compensation levels, which primarily include an individual’s level of responsibility, prior experience and the Company’s judgment as to individual performance. This information assists the Company in exercising judgment in establishing total compensation ranges. The Company does not assign these factors relative weights. Instead, the Company makes a subjective determination after considering all such factors collectively.
     The Company also compares, or benchmarks, its compensation programs with other companies in the sporting goods industry of comparable size and stature as the Company. The Company compares the executive compensation programs as a whole, and also compares the pay of individual executives if the Company believes the jobs are sufficiently similar to make the comparison meaningful.
     The Company uses the comparable data of other similar companies primarily to ensure the Company’s executive compensation program as a whole is within the broad middle range of comparative pay. The Company does not target a specific position in the range of comparative data for each individual or for each component of compensation. The Company establishes individual amounts in view of the comparative data and such other factors as level of responsibility, prior experience and the Company’s judgment as to individual performance. The Company does not apply formulas or assign these factors specific mathematical weights; instead, the Company exercises judgment and discretion.

Components of Executive Compensation for Fiscal 2006
     Base Salaries. The primary component of executive compensation for fiscal 2006 was the executive officer’s base salary. The Company determines base salaries based on Company and individual performance for the previous fiscal year and market conditions. As noted above, the Company considered comparable compensation data from other companies in the sporting goods industry to test for reasonableness and competitiveness of base salaries, but the Company also exercised subjective judgment in view of its compensation objectives. Our evaluation of base salaries and merit increases for executives is no different from those used for all employees.
     Cash Bonuses. For fiscal 2006, the Compensation Committee of the Board of Directors of Collegiate Pacific approved a cash bonus plan for the Company’s executive officers, except for Michael J. Blumenfeld and Tevis Martin, neither of whom were eligible to participate in the cash bonus plan. The plan was designed to bring total annual cash compensation (base salary plus bonus) to above average, as defined by survey data provided by the external executive compensation consultant for comparable positions at similar sized companies, when superior performance levels are achieved.
     Under the terms of the bonus plan, each eligible executive officer was eligible to receive a bonus of (a) up to 25% of his base salary if Collegiate Pacific’s consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for fiscal 2006 was at least $15,000,000 and (b) up to an additional 8% of his base salary for each additional $1,000,000 of EBITDA of Collegiate Pacific for fiscal 2006, up to a maximum fiscal 2006 EBITDA of $18,000,000. Because the Company’s EBITDA for fiscal 2006 did not meet or exceed the foregoing performance targets, no cash bonuses were awarded under the Company’s fiscal 2006 cash bonus plan. The Compensation Committee did, however, approve the payment of a discretionary cash bonus in the amount of $20,000 to Tevis Martin for his individual performance during fiscal 2006.
     Stock Options. Executive officers are eligible to receive annual grants of stock options. The awards are intended to retain and motivate executive officers. Awards are granted at the fair market value of the Company’s common stock at the date of grant. Awards are based on an evaluation of past granting practices, company performance and the individual executive’s performance and responsibilities. No stock options were awarded to executive officers in fiscal 2006.
     Chief Executive Officer Compensation for Fiscal 2006. In establishing Mr. Michael Blumenfeld’s compensation for fiscal 2006, the Company applied the principles outlined above in the same manner as they were applied to the other executives. We considered the Company’s performance, the Company’s growth and comparative compensation data of other companies in our industry. In addition and consistent with our annual process, Mr. Blumenfeld’s performance was also considered. Under Mr. Blumenfeld’s leadership, the Company successfully completed three strategic acquisitions in fiscal 2005 and another strategic acquisition in fiscal 2006, which together with the Company’s organic growth, increased the Company’s operating revenues from approximately $106 million for fiscal 2005 to approximately $224 million for fiscal 2006. In recognition of Mr. Blumenfeld’s leadership, we increased his annual salary to $375,000 for fiscal 2006. We did not pay Mr. Blumenfeld a cash bonus or grant him any stock options.
     Independent Consultant. The Company has retained an independent consultant to assist the Company with a review of its executive compensation programs and in setting our chief executive officer’s compensation. The independent consultant reports directly to the Compensation Committee. The Company believes the use of an independent consultant provides additional assurance that the Company’s compensation programs are reasonable and consistent with the Company’s objectives.

Deductibility Cap on Executive Compensation
     Under U.S. federal income tax law, the Company cannot take a tax deduction for certain compensation paid in excess of $1 million to its executive officers. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by stockholders and meet other requirements. The Company’s policy is to qualify its incentive compensation programs for full corporate deductibility to the extent feasible and consistent with the Company’s overall compensation goals. The Company may in the future make payments that are not fully deductible if, in its judgment, such payments are necessary to achieve its compensation objectives and to protect stockholder interests.
Conclusion
     The Compensation Committee and the Board of Directors believe the caliber and motivation of all the Company’s employees, and especially the Company’s executive leadership, are essential to the Company’s performance. The Company’s goal is to adopt management compensation programs that contribute to its ability to differentiate the Company’s performance from others in the marketplace. The Company will continue to evolve and administer its compensation programs in a manner that it believes will be in stockholders’ interest and worthy of stockholder support.

Members of the Compensation Committee: Jeff Davidowitz William H. Watkins, Jr. Robert W. Hampton, Chairman November 16, 2006

Stock Price Performance Graph
     The following Stock Price Performance Graph does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Collegiate Pacific filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Collegiate Pacific specifically incorporates this Report by reference therein, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.
     The following graph compares the cumulative total return on Collegiate Pacific’s common stock during the last five years with an AMEX Market Index and a weighted index of a peer group of companies that in the judgment of the Company sold products similar to the Company during the same period. The peer group is comprised of Hibbett Sporting Goods, Varsity Group, Inc., K2, Inc. and Escalade, Inc. The graph shows the value, at the end of each of the last five fiscal years, of $100 invested in Collegiate Pacific common stock or the indices on July 1, 2001, and assumes the reinvestment of all dividends. The graph depicts the change in the value of common stock relative to the indices as of the end of each fiscal year and not for any interim period. Historical stock price performance is not necessarily indicative of future stock price performance.

	6/29/2001	6/28/2002	6/30/2003	6/30/2004	6/30/2005	6/30/2006
Collegiate Pacific Inc.	100.00	125.97	174.66	300.42	277.02	291.96
AMEX Market Index	100.00	92.12	102.62	122.27	134.62	154.72
Peer Group Index	100.00	117.81	134.72	253.06	261.73	242.29

Compensation Committee Interlocks and Insider Participation
     Mr. Hampton, Mr. Watkins and Mr. Davidowitz are not officers or employees, or former officers or employees, of Collegiate Pacific or any of its subsidiaries. No interlocking relationship exists between the members of Collegiate Pacific’s Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.
Security Ownership of Certain Beneficial Owners and Management
     The following table presents, as of November 10, 2006, information relating to the beneficial ownership of Collegiate Pacific common stock by (1) each person known to Collegiate Pacific to own beneficially more than 5% of the outstanding shares of Collegiate Pacific common stock, (2) each director of Collegiate Pacific, (3) each Named Executive Officer and (4) all executive officers and directors of Collegiate Pacific as a group.
     Unless otherwise indicated, beneficial owners listed here may be contacted at Collegiate Pacific’s corporate headquarters at 1901 Diplomat Drive, Dallas, Texas 75234. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be the beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. For each listed person, the number of shares of common stock and percent of class listed includes shares of common stock that may be acquired by such person upon the exercise of stock options that are or will be exercisable within 60 days of November 10, 2006.

					Total as a
					Percentage of
			Options/Notes		Shares
	Number of		Exercisable	Total	Outstanding
	Shares		Within 60	Beneficial	(if 1% or
Beneficial Owner	Owned		Days	Ownership	more)[a]
Skystone Advisors LLC Two International Place Suite 1800 Boston, MA 02110	1,535,800	[b]	273,037	1,808,837	17.2%

Wellington Management Company, LLP 75 State Street Boston, MA 02109	1,377,907	[c]	—	1,377,907	13.5%

Ashford Capital Management, Inc. P.O. Box 4172 Wilmington, Delaware 19807	1,010,600	[d]	—	1,010,600	9.9%

Michael J. Blumenfeld	1,528,386		130,000	1,658,386	16.0%
Adam Blumenfeld	243,100		115,000	358,100	3.5%
Jeff Davidowitz	140,302	[e]	18,500	158,802	1.6%
Tevis Martin	1,000		125,000	126,000	1.2%
Arthur J. Coerver	72,790	[f]	43,000	115,790	1.1%
William H. Watkins, Jr.	43,403	[g]	18,500	61,903	*
Robert W. Hampton	—		15,000	15,000	*
William R. Estill	2,458		50,000	52,458	*
Kurt Hagen	—		—	—	*

Directors and executive officers as a group (11 persons)	2,062,556		602,500	2,665,056	24.6%

*	-	The percentage of shares beneficially owned does not exceed 1%.

a	-	Based on the number of shares outstanding (10,229,165) at the close of business on November 10, 2006.

b	-	Based on information filed on a Form 4/A with the SEC on July 7, 2006.

c	-	Based on information filed on a Schedule 13G with the SEC on February 14, 2006.

d	-	Based on information filed on a Schedule 13G with the SEC on February 8, 2006.

e	-	Includes (i) 34,751 shares held by Penn Footwear Retirement Trust of which Mr. Davidowitz is a trustee, (ii) 67,551 shares held by JIBS Equities LP of which Mr. Davidowitz is a general partner, (iii) 9,000 shares held by Penn Footwear, Inc. of which Mr. Davidowitz is President and a stockholder, (iv) 4,000 shares held by Oldfield Company of which Mr. Davidowitz is President and a stockholder, (v) 10,000 shares held by DVD Partners LP of which Mr. Davidowitz is a general partner, and (vi) 10,000 shares held by 3D Partners LP of which Mr. Davidowitz is general partner.

f	-	Includes (i) 6,700 shares held in trust for the benefit of Mr. Coerver and (ii) 1,212 shares held by Mr. Coerver’s spouse.

g	-	Includes 30,303 shares held in trust for the benefit of Mr. Watkins.

Certain Relationships and Related Transactions
     On August 14, 2006, the Company entered into a Services Agreement with its subsidiary, Sport Supply Group, Inc. (“SSG”). Under the terms of the Services Agreement, SSG provides the Company with additional warehouse storage and office space at SSG’s Dallas, Texas facilities, as well as provides the Company and its other subsidiaries with various payroll processing, human resource and risk management services. Prior to August 14, 2006, services provided to the Company by SSG were on a month-to-month basis. The Services Agreement may be terminated by either party on 60 days’ prior written notice. Mr. Harvey Rothenberg and Mr. Art Coerver, both executive officers of the Company, were members of SSG’s board of directors during fiscal 2006. During fiscal 2006, the Company paid approximately $58 thousand in rent to SSG and $132 thousand for other management services.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock and other equity securities of the Company with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish the Company with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to the Company, and/or written representations that no additional forms were required, the Company believes that its officers, directors and greater than 10% beneficial owners complied with these filing requirements in fiscal 2006.

ITEM 3
Approval of the Collegiate Pacific 2007 Stock Option Plan
     On November 2, 2006, the Board of directors unanimously approved and adopted the Collegiate Pacific 2007 Stock Option Plan (the “2007 Plan”), authorized 500,000 shares for issuance under the 2007 Plan and directed that the 2007 Plan be submitted to stockholders for approval. The 2007 Plan will become effective when it is approved by a majority of the votes cast at the Annual Meeting.
     The purpose of the 2007 Plan is to enable Collegiate Pacific to attract, retain and reward non-employee directors, officers, consultants and key employees of Collegiate Pacific and its subsidiaries and to motivate these persons to exert their best efforts. The approval of the 2007 Plan will enable the Compensation Committee of the Board of Directors to achieve the following:
•	Fulfill a need to obtain additional authorized shares to grant stock options to non-employee directors, officers, consultants and key employees of Collegiate Pacific and its subsidiaries. As of November 10, 2006, the Company has available only 5,300 shares of its common stock to grant such individuals under the Company’s 1998 Stock Option plan, which expires on November 2, 2008. Under the 1998 Stock Option Plan, 1,500,000 shares were authorized for issuance under that plan and 1,144,600 granted stock options remain unexercised. Without stockholder approval of the 2007 Plan, the Company will not have sufficient authorized shares to grant future stock options; and

•	Incorporate compensation and governance practices. The terms of the 2007 Plan include certain compensation and corporate governance practices such as no stock option repricings, minimum vesting requirements and no discounted stock options.
Summary Description of the 2007 Stock Option Plan
     The following is a summary of the 2007 Plan and is qualified in its entirety by reference to the 2007 Plan, a copy of which is attached to this proxy statement as Annex A.
     Shares Available. 500,000 shares of Collegiate Pacific’s common stock are authorized for issuance under the 2007 Plan. The number of authorized shares is subject to adjustment in the event of a recapitalization, stock dividend, stock split or other change in the corporate structure affecting the stock. The closing price of a share of Collegiate Pacific’s common stock on November 10, 2006, was $9.96. If any shares of Collegiate Pacific’s common stock that are the subject of granted options cease to be subject to a stock option prior to exercise due to its expiration or termination, those shares will not be counted against the share limits in the 2007 Plan and would again be available for distribution in connection with future grants of stock options under the 2007 Plan.
     Other than pursuant to a Change of Control (as defined below), in the event of a recapitalization, reclassification or other change in the capital structure of the Company, the Compensation Committee of the Board of Directors will make a substitution or adjustment in the aggregate number of share subject to, and reserved for issuance under, the 2007 Plan and in the number and option price of shares subject to outstanding options granted under the 2007 Plan as may be determined to be appropriate by the Compensation Committee, in its sole discretion, provided that the number of shares as adjusted will always be a whole number.
     Eligibility. All non-employee directors, officers, consultants and key employees of Collegiate Pacific and its subsidiaries are eligible to receive awards under the 2007 Plan. The Board of Directors has delegated the power to select participants and to determine the amount, type, and terms of each award to the Compensation Committee of the Board of Directors. No stock option awards have been made under the 2007 Plan and approximately 875 persons are currently eligible to participate in the 2007 Plan.
     Awards. The Compensation Committee may award stock options (including nonqualified options and incentive stock options) under the terms of the 2007 Plan. A stock option represents the right to purchase a share of common stock at a predetermined exercise price. Stock options granted under the 2007 Plan may be in the form of incentive stock options (“ISOs”) or nonqualified stock options, as determined in the discretion of the Compensation Committee. The terms of each stock option, including the number of shares, exercise price, vesting period, and option duration, will be set forth in a Stock Option Agreement. Stock options may be exercised, in whole or in part, by payment in full of the exercise price, in whole or in part, in cash, the withholding of stock otherwise deliverable upon exercise of the stock option or by the delivery of unrestricted stock of the Company already owned by the participant. Stock options expire on the earlier of the expiration date of the stock option (as set forth in the applicable Stock Option Agreement) or the participant’s termination of employment. Under certain conditions as determined by the Compensation Committee, a stock option may be exercised after a participant’s termination of employment (e.g., retirement, death, disability), but not later than the expiration date for the option. The expiration date of an option may not be more than ten years from the date of grant.
     Awards Granted at Fair Market Value. The exercise price of a stock option may not be less than 100% of the fair market value of the Company’s common stock on the date of grant.
     Minimum Vesting Period for Awards. Except in the case of a new-hire award or under such other circumstances deemed appropriate by the Compensation Committee, no stock option will be granted with a vesting period of less than one year.
     Stock Option Repricing. Stock options may not be repriced (whether through modification of the exercise price of options after the date of grant or through an option exchange program) without the approval of Collegiate Pacific’s stockholders.
     Change of Control. In the event of a Change of Control, as defined in the 2007 Plan, then all outstanding options shall become fully vested and exercisable. A Change of Control under the 2007 Plan will have occurred if:
•	any person or related group of persons directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities;

•	a merger or consolidation occurs in which the Company is not the surviving entity, or any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to holders different from those who held such securities immediately prior to such merger; or

•	all or substantially all of the Company’s assets are sold or transferred other than in connection with an internal reorganization of the Company.
In the event a Change of Control is triggered by a merger or consolidation of the Company with or into another corporation pursuant to which shares of common stock of the Company are converted into the right to receive cash, then in such event each outstanding option not otherwise exercised prior to the effective time of such merger shall become exchangeable after the effective time of such merger only for the excess, if any, of the per share merger consideration paid in such merger over the per share exercise price of the option. In the event a Change of Control is triggered by a merger or consolidation of the Company with or into another corporation pursuant to which shares of common stock are converted into the right to receive any securities, then in such event each outstanding option not otherwise exercised prior to the effective time of such merger shall become exercisable after the effective time of such merger only for such securities and/or property into which shares of common stock of the Company would have been converted if such option had been exercised immediately prior to the effective time of such merger.
     Plan Administration. The 2007 Plan will be administered by the Compensation Committee of the Board of directors, which will have the power to interpret the plan and to adopt such rules and guidelines for carrying out the plan as it may deem appropriate. Subject to the terms of the plan, the Compensation Committee will have the authority to determine those individuals eligible to receive awards and the amount, type, and terms of each award. The Company’s Compensation Committee consists of three non-employee directors (who are “outside directors” within the meaning of Section 162(m) and “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934).
     Amendment and Termination. The Board of Directors may amend, alter or discontinue the 2007 Plan at any time; provided that no such amendment will be made without stockholder approval if such approval is required under applicable law, or if such amendment would:
•	increase the maximum aggregate number of shares that may be issued under the 2007 Plan;

•	extend the term of the 2007 Plan;

•	reduce the price at which options may be granted below the “fair market value;” or

•	change the class of individuals eligible to receive awards under the 2007 Plan.
Except as set forth in any award agreement, no amendment or termination of the plan may impair the rights of any participant without his or her consent.
     U.S. Federal Income Tax Consequences. The following is a brief description of the principal U.S. federal income tax consequences, based on current law, of awards under the 2007 Plan.
     Tax Consequences to Participants U.S. federal income tax consequences may vary depending in part on the nature of the award. Participants should consult their tax advisors, prior to exercising options, with regard to such issues.
     Nonqualified Stock Options. A participant will not recognize any income upon the grant of a nonqualified stock option (“NQSO”). With respect to the shares of Collegiate Pacific’s common stock that are received upon exercise of a NQSO, the participant will have ordinary income on exercise of the option in an amount equal to the difference between the fair market value of the stock subject to the option and the exercise price of the option. The ordinary income recognized by a participant will be subject to applicable tax withholding, including applicable income taxes, FICA, and FUTA.
     Incentive Stock Options. Participants generally recognize no taxable income on the grant or exercise of an ISO. In some cases, however, participants may become subject to alternative minimum tax as the result of the exercise of an ISO, because the excess of the fair market value of the stock at exercise over the exercise price is an adjustment item for alternative minimum tax purposes. If the participant does not dispose of the stock acquired upon exercise of the ISO before the first anniversary of the date on which he or she exercised the ISO or, if later, the second anniversary of the date on which the ISO was granted, he or she will realize long-term capital gain or loss upon disposition of the stock in an amount equal to the amount realized on the disposition of the stock over the exercise price of the ISO. If the participant disposes of the stock before the expiration of this holding period, a “disqualifying disposition” occurs and the participant will recognize income, taxable at ordinary income rates, in the year of the disqualifying disposition. The amount of this income will generally be equal to the excess, if any, of the lesser of (a) the fair market value of the stock on the date of exercise over the exercise price of the option and (b) the amount realized upon disposition of the stock over the exercise price of the option. If the amount realized upon a disqualifying disposition is greater than the fair market value of the stock on the date of exercise, the difference will be taxable to the employee as capital gain.
     Tax Consequences to Collegiate Pacific. Generally, any time a participant recognizes ordinary income, as opposed to capital gain, as the result of the settlement of any award under the 2007 Plan, Collegiate Pacific will be entitled to a deduction equal to the amount of such ordinary income recognized by the participant, subject to the limitations of Section 162(m) of the Internal Revenue Code.
     Other U.S. Federal Income Tax Considerations.
     The Board of Directors believes that it is in the best interests of Collegiate Pacific and its stockholders to provide for a stock option plan under which stock-based compensation awards made to Collegiate Pacific’s executive officers can qualify for deductibility by Collegiate Pacific for federal income tax purposes. Accordingly, the 2007 Plan has been structured in a manner such that awards under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code. In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1 million paid in any one year to the Company’s Named Executive Officers, such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the plan be disclosed to and approved by Collegiate Pacific’s stockholders. Awards that are granted, accelerated, or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to “excess parachute payments” within the meaning of the Internal Revenue Code section 280G and, to such extent, will be non-deductible by Collegiate Pacific and subject to a 20% excise tax on the participant.
     The foregoing summary of the income tax consequences in respect of the 2007 Plan is for general information only. The summary does not purport to be complete and does not discuss any tax consequences under state, local, or foreign tax laws. In addition, the tax consequences to a participant may differ depending upon the participant’s individual circumstances. Each participant should consult his or her own advisors as to specific tax consequences of participating in the 2007 Plan, including the application and effect of foreign, state, and local tax laws.
     The Board of Directors recommends a vote “FOR” approval of the Collegiate Pacific 2007 Stock Option Plan.

Additional Information
Proposals of Stockholders
     The Company currently intends to hold its next annual meeting in December 2007. Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the fiscal 2008 Annual Meeting of Stockholders must submit the proposal to the Company at its principal executive offices no later than July 18, 2007, unless the fiscal 2008 annual meeting date is changed by more than 30 days from the fiscal 2007 annual meeting, in which case the deadline will be a reasonable time before Collegiate Pacific begins to print and mail the proxy materials. The proposal must be made in accordance with the provisions of Rule 14a-8 of the Securities Exchange Act. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.
     Stockholders who intend to present a proposal at the fiscal 2008 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials must, pursuant to our Bylaws, deliver a notice of such proposal by certified mail to the Secretary of Collegiate Pacific at its principal executive offices not less than 120 nor more than 150 days before the first anniversary of the date of this proxy statement. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
Annual Report on Form 10-K
     A copy of the fiscal 2006 Annual Report on Form 10-K is being distributed along with this Proxy Statement. In addition, if you send your request in writing to Collegiate Pacific Inc. c/o Secretary, 1901 Diplomat Drive, Dallas, TX 75234, we will provide you, without charge, a copy of an Annual Report on Form 10-K filed with the Securities and Exchange Commission, or you can download a copy of our Annual Report on Form 10-K from our website, http://www.colpac.com. You can also download a copy of our Annual Report on Form 10-K from the Securities and Exchange Commission website, http://www.sec.gov. The Company will furnish a requesting stockholder with any exhibit not contained therein upon payment of a reasonable fee. The Annual Report does not constitute a part of the proxy solicitation materials.
Other Business
     The Board has no knowledge of any other matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters should properly come before the Annual Meeting, it is the intention of the persons designated in the proxy to vote on them according to their best judgment.
     YOUR VOTE IS VERY IMPORTANT. THE BOARD ENCOURAGES YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

By Order of the Board of Directors,

/s/ William R. Estill
Dallas, Texas	William R. Estill
November 16, 2006	Chief Financial Officer and Secretary

APPENDIX A
COLLEGIATE PACIFIC INC.
2007 STOCK OPTION PLAN
I. PURPOSE OF THE PLAN
     The Collegiate Pacific Inc. 2007 Stock Option Plan (the “Plan”) is designed to: (a) promote the long-term financial interests and growth of Collegiate Pacific Inc. (the “Company”), and its Affiliates by attracting and retaining Directors, Employees or Consultants with the training, experience and ability to enable them to make a substantial contribution to the success of the Company and its Affiliates; (b) motivate Directors, Employees and Consultants by means of growth-oriented incentives to enhance the profitable growth of the Company and its Affiliates and (c) further the alignment of interests of Participants with those of the stockholders of the Company through opportunities for increased ownership in the Company.
II. DEFINITIONS
     The following definitions shall be applicable throughout the Plan unless specifically modified elsewhere in the Plan:
     A. “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (1) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (2) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.
     B. “Award” means any Option granted to a Participant under the Plan.
     C. “Board” means the Board of Directors of the Company.
     D. “Cash Merger” shall have the meaning assigned to such term in Section VIII(D) of the Plan.
     E. “Change of Control” shall have the meaning assigned to such term in Section VIII(D) of the Plan.
     F. “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.
     G. “Committee” means the Compensation Committee of the Board, each member of which shall be a “non-employee director” within the meaning of applicable Rule 16b-3 under the Exchange Act. Each grant of an Option to a “covered employee” within the meaning of Code Section 162(m) will be made by a Committee which is comprised solely of two or more “outside directors” within the meaning of Code Section 162(m).

     H. “Common Stock” means the common stock, par value $0.01 per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Section VIII below.
     I. “Company” means Collegiate Pacific Inc., a Delaware corporation, and any successor thereto that adopts the Plan.
     J. “Consultant” means any person who is not an Employee or a Director and who is providing advisory or consulting services to the Company or any Affiliate.
     K. “Director” means an individual who is a member of the Board.
     L. “Employee” means any person in an employment relationship with the Company or any Affiliate.
     M. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     N. “Fair Market Value” means the closing sale price (or average of the quoted closing bid or asked prices if there is no closing sale price reported) of the Common Stock on the date specified as reported by NASDAQ or by the principal national stock exchange on which the Common Stock is then listed. If no prices are reported on that date, then the fair market value shall be the closing sale price on the last preceding date on which such prices of the Common Stock are so reported. If the Common Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Common Stock on the most recent date on which the Common Stock was publicly traded. In the event Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.
     O. “Incentive Stock Option” means an incentive stock option within the meaning of section 422 of the Code.
     P. “Nonqualified Stock Option” means an Option that does not satisfy all of the applicable requirements of section 422 of the Code or by its terms is not intended to be treated as an Incentive Stock Option.
     Q. “Option” means an Award granted under Section VII of the Plan and includes both Incentive Stock Options to purchase Common Stock and Nonqualified Stock Options to purchase Common Stock.
     R. “Option Agreement” means a written agreement between the Company and a Participant with respect to an Option.
     S. “Participant” means an Employee, Consultant, or Director who has been granted an Award.
     T. “Plan” means the Collegiate Pacific Inc. 2007 Stock Option Plan, as amended from time to time.
     U. “Stock Merger” shall have the meaning assigned to such term in Section VIII(D) of the Plan.

III. EFFECTIVE DATE AND DURATION OF THE PLAN
     The Plan shall become effective upon the date of its adoption by the Board; provided, however, the Plan is approved by the stockholders of the Company within 12 months thereafter. Notwithstanding any provision in the Plan or in any Option Agreement, no Option shall be exercisable prior to such stockholder approval. No further Awards may be granted under the Plan after 10 years from the date the Plan is adopted by the Board. The Plan shall remain in effect until all Options granted under the Plan have been exercised or expired.
IV. ADMINISTRATION
     A. Composition of Committee. The Plan shall be administered by the Committee appointed by the Board. In the absence of the Board’s appointment of the Committee to administer the Plan, the Board shall serve as the Committee.
     B. Powers. Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine which Employees, Consultants, or Directors shall receive an Award, the time or times when such Award shall be made, whether an Incentive Stock Option or Nonqualified Stock Option shall be granted, and the number of shares to be subject to each Option. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective Employees, Consultants, or Directors, their present and potential contribution to the Company’s success and such other factors as the Committee in its discretion shall deem relevant.
     C. Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the respective agreements executed hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions and provisions of the agreement relating to each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Section IV shall be conclusive.
V. SHARES SUBJECT TO THE PLAN; GRANT OF AWARDS
     A. Shares Subject to the Plan. Subject to adjustment in the same manner as provided in Section VIII with respect to shares of Common Stock subject to Options then outstanding, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 500,000 shares. Shares shall be deemed to have been issued under the Plan only (1) to the extent actually issued and delivered pursuant to an Award or (2) to the extent an Award is settled in cash. To the extent that an Award lapses or the rights of its holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan.
     B. Grant of Awards. The Committee may from time to time grant an Award to one or more Employees, Consultants, or Directors determined by it to be eligible for participation in the Plan in accordance with the terms of the Plan.
     C. Stock Offered. Subject to the limitations set forth in Section V(A), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.
VI. ELIGIBILITY
     Awards may be granted only to persons who, at the time of grant, are Employees, Consultants, or Directors. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option, a Nonqualified Stock Option, or any combination thereof.
VII. STOCK OPTIONS
     A. Option Period. The term of each Option shall be as specified by the Committee at the date of grant; provided, however, that each such Option by its terms shall not be exercisable after the expiration of ten years from the date of grant.
     B. Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee; provided, that except in the case of an Award issued in connection with the start of employment or service with the Company or its subsidiaries, or under such other circumstances as are deemed appropriate by the Compensation Committee, an Option shall not be exercisable prior to the first anniversary of the date of the Award. If the Compensation Committee provides, in its sole discretion, that any Option is exercisable only in installments, the Compensation Committee may waive such installment exercise provisions at any time at or after grant in whole or in part, based on such factors as the Compensation Committee shall determine, in its sole discretion.
     C. Special Limitations on Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) of the Company at the time the Option is granted. To the extent that the aggregate fair market value (determined at the time the respective Incentive Stock Option is granted) of stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Nonqualified Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Participant’s Incentive Stock Options will constitute Nonqualified Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable until after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.
     D. Option Agreement. Each Award shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve. Each Option Agreement shall specify the effect of termination of (1) employment, (2) the consulting or advisory relationship, or (3) membership on the Board, as applicable, on the exercisability of the Option. An Option Agreement may provide for the payment of the option price, in whole or in part, by either check, the withholding of Common Stock otherwise deliverable upon exercise of the Option or the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price. The terms and conditions of the respective Option Agreements need not be identical. Subject to the consent of the Participant, the Committee may, in its sole discretion, amend an outstanding Option Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan (including, without limitation, an amendment that accelerates the time at which the Option, or a portion thereof, may be exercisable.)
     E. Option Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but, subject to adjustment as provided in Section VIII, such purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date of the Award. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company, as specified by the Committee. The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed in Section VIID above or in any other manner approved by the Committee.
     F. Stockholder Rights and Privileges. The Participant shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option and for which certificates of stock have been registered in the Participant’s name.
     G. No Repricing. Other than in connection with a change on the Company’s capitalization (as defined in Section VIII), the exercise price of an Option may not be reduced without approval of the Company’s stockholders (including canceling previously awarded Options and regranting them with a lower exercise price).
VIII. RECAPITALIZATION OR REORGANIZATION
     A. No Effect on Right or Power. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.
     B. Subdivision or Consolidation of Shares; Stock Dividends. The shares with respect to which Options may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Option may thereafter be exercised (1) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (2) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased. Any fractional share resulting from such adjustment shall be rounded up to the next whole share.
     C. Recapitalizations. If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Common Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock and securities to which the Participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Participant had been the holder of record of the number of shares of Common Stock then covered by such Option.

     D. Change of Control. In the event of a Change in Control (as defined below) each outstanding Option shall become fully vested and exercisable as to all Options, including Options that would not otherwise be vested or exercisable. For purposes of this Plan, a “Change of Control” shall be deemed to have occurred if:
•	any person or related group of persons directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities;

•	a merger or consolidation occurs in which the Company is not the surviving entity, or any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to holders different from those who held such securities immediately prior to such merger; or

•	all or substantially all of the Company’s assets are sold or transferred other than in connection with an internal reorganization of the Company.
In the event a Change of Control is triggered by a merger or consolidation of the Company with or into another corporation pursuant to which shares of Common Stock are converted into the right to receive cash (a “Cash Merger”), then in such event each Option not otherwise exercised prior to the effective time of the Cash Merger shall be exchangeable after the effective time of the Cash Merger only for the excess, if any, of the per share consideration paid in the Cash Merger over the per share exercise price of each Option specified in the applicable Option Agreement (subject to all applicable withholding), and for all other purposes each Option Agreement shall be cancelled and shall no longer be exercisable for shares of any entity upon the effective time of the Cash Merger. In the event a Change of Control is triggered by a merger or consolidation of the Company with or into another corporation pursuant to which shares of Common Stock are converted into the right to receive any securities (a “Stock Merger”), then in such event each Option not otherwise exercised prior to the effective time of the Stock Merger shall be exercisable after the effective time of the Stock Merger only for such securities and/or property into which shares of Common Stock would have been converted if such Option had been exercised immediately prior to the effective time of the Stock Merger.
     E. Other Changes in the Common Stock. In the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, liquidations, exchanges or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after the date of the grant of any Award and not otherwise provided for by this Section VIII, such Award and any agreement evidencing such Award shall be subject to adjustment by the Committee at its discretion as to the number and price of shares of Common Stock or other consideration subject to such Award. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, or upon the occurrence of any other event described in this Section VIII, the aggregate number of shares available under the Plan shall be appropriately adjusted to the extent, if any, determined by the Committee, whose determination shall be conclusive.
     F. No Adjustments unless Otherwise Provided. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.
IX. AMENDMENT AND TERMINATION OF THE PLAN
     The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in the Plan may be made that would impair the rights of a Participant with respect to an Award theretofore granted without the consent of the Participant, and provided, further, that the Board may not, without approval of the stockholders of the Company, amend the Plan to (A) increase the maximum aggregate number of shares that may be issued under the Plan, (B) change the class of individuals eligible to receive Awards under the Plan, (C) extend the term of the Plan or (D) reduce the price at which options may be granted below the Fair Market Value.
X. MISCELLANEOUS
     A. No Right to An Award. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give an Employee, Consultant, or Director any right to be granted an Option or any other rights hereunder except as may be evidenced by an Option Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.
     B. No Employment/Membership Rights Conferred. Nothing contained in the Plan shall (1) confer upon any Employee or Consultant any right with respect to continuation of employment or of a consulting or advisory relationship with the Company or any Affiliate or (2) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment or consulting or advisory relationship at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.
     C. Other Laws; Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules and regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules and regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.
     D. No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.
     E. Restrictions on Transfer. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Section VII(C)) shall not be transferable otherwise than (1) by will or the laws of descent and distribution, (2) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (3) with the consent of the Committee.
     F. Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

PROXY
COLLEGIATE PACIFIC INC.
SOLICITED ON BEHALF OF THE COMPANY AND APPROVED BY THE BOARD OF DIRECTORS
The undersigned hereby constitutes and appoints Michael J. Blumenfeld and William R. Estill, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place, and stead of the undersigned, to appear at the fiscal 2007 Annual Meeting of Stockholders of Collegiate Pacific Inc. to be held on the 15th day of December 2006 (pursuant to the Notice of Annual Meeting dated November 2006 and accompanying proxy statement), and at any postponement or adjournment thereof, and to vote all of the shares of Collegiate Pacific Inc. that the undersigned is entitled to vote with all the powers and authority the undersigned would possess if personally present in accordance with the following instructions.
When properly executed, this Proxy will be voted in the manner directed herein by the undersigned Stockholder. If no direction is made, this Proxy will be voted for proposals 1, 2, 3 and 4.

1.	ELECTION OF DIRECTORS
	FOR all nominees listed to the right (except as marked to the contrary)		WITHHOLD AUTHORITY to vote for all nominees listed to the right
	☐		☐

2.	Ratification of Grant Thornton LLP as independent auditor.
	FOR	AGAINST	ABSTAIN
	☐	☐	☐

3.	Approval of the Collegiate Pacific Inc. 2007 Stock Option Plan.
	FOR	AGAINST	ABSTAIN
	☐	☐	☐

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
	FOR	AGAINST	ABSTAIN
	☐	☐	☐
NOMINEES: Michael J. Blumenfeld, Adam Blumenfeld, Jeff Davidowitz, William H. Watkins, Jr., and Robert W. Hampton.
INSTRUCTION: To withhold authority to vote for any individual nominee, write such individual’s name in the space provided below.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:                                                                                  , 200___

(Signature )

(Signature if held jointly)